Filed Pursuant to Rule 433
Registration No. 333-174113
Issuer Free Writing Prospectus dated November 7, 2011
Relating to Preliminary Prospectus dated November 7, 2011

Southern Missouri Bancorp

NASDAQ: SMBC

Follow-On Offering of Common Stock

November 2011

Important Statements

Safe Harbor Regarding Forward-Looking Statements

This presentation may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Southern Missouri Bancorp, Inc. (the "Company"). Forward-looking statements often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including, without limitation, the following: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; the timely development of and acceptance of the Company's new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; legislative or regulatory changes that adversely affect the Company's business; results of examinations of the Company by its regulators, including the possibility that such regulators may, among other things, require the Company to increase its reserve for loan losses or to write-down assets; the impact of technological changes; and the Company's success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made.

The Company undertakes no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Free Writing Prospectus Statement

The Company has filed a registration statement (including a prospectus) with the SEC (File No. 333-174113) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Sandler O'Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (866) 805-4128.

Offering Summary

Issuer	Southern Missouri Bancorp, Inc. (the "Company")
Ticker / Exchange	SMBC / NASDAQ Global Market
Offering	Follow-on Public Offering
Type of Security	Common Stock
Shares to be Issued	1,000,000 Shares
Over-Allotment Option	15%
Use of Proceeds	General corporate purposes, to support possible acquisitions and to fund organic growth
Sole Book-Running Manager	Sandler O'Neill + Partners, L.P.

Experienced Management Team

- A key to SMBC's success has been its experienced and engaged executive officers
- Management team and Board of Directors collectively own 17.5% and intend to participate in this offering
- Combined, the leadership team has over 100 years of banking and financial services experience

Greg A. Steffens, Chief Executive Officer

- President & CEO since 1999
- Over 22 years of experience in the banking industry, including 4 years as an examiner with the OTS
- Joined SMBC in 1998
- Worked as CFO at Sho-Me Financial from 1993, until sale to Regions in 1998

Matthew T. Funke Chief Financial Officer

- Chief Financial Officer since 2006
- Over 13 years of banking and finance experience
- Joined SMBC in 2003, established in-house internal audit function and previously served as compliance officer
- Previously worked as internal audit manager for Central Bancompany, Inc.

Lora L. Daves, Chief of Credit Admin.

- Joined SMBC as Chief Credit Administration Officer in 2006
- More than 23 years banking and finance experience
- Prior experience included responsibility for regional credit administration, loan review, compliance, and problem credit management at US Bank

William D. Hribovsek Chief Lending Officer

- Chief Lending Officer since 2006
- Over 32 years banking experience
- Joined SMBC as its senior commercial lender in 1999
- Previously employed for 20 years as a lender with Commerce Bancshares

Kimberly A. Capps Chief Operations Officer

- Named Chief Operations Officer in 2006
- More than 20 years banking experience
- Joined SMBC in 1994 as Controller, and was named Chief Financial Officer in 2001

Why are We Here?

- Company performance and returns to shareholders have been strong
- Size is important in the new banking paradigm
  - Want to grow the balance sheet to take advantage of opportunities in the marketplace
  - Take SMBC to the next level in terms of organizational growth while driving ROE
- Need capital to fund organic and acquisition growth
- Now is the best time to grow and acquire since the early 1990s due to:
  - Weak competitors available in existing markets and contiguous markets
  - Historically low acquisition pricing
  - Limited competition for acquisitions

Execution of Corporate Strategy

1) **Continue to Increase Core Profitability[1]**
   - ROAA of 1.62% and ROACE of 22.0%
   - Strong net interest margin of 4.42%
   - Continued focus on expense control and an efficiency ratio of 44.0%

2) **Strong Asset Quality Record**
   - Over 70% of the loan portfolio is secured by real estate
   - Cumulative loss on commercial real estate loans since June 30, 2005 has been approximately $175,000
   - Retrenching by larger banks has opened the door for SMBC to selectively fund only opportunities deemed most attractive
   - Non-performing assets to total assets were 0.28% as of September 30, 2011

3) **Proven Ability to Execute Acquisitions**
   - Long-term strategy of expanding and diversifying the franchise (revenue, profitability, asset size and location)
   - Recent growth has been enhanced by a whole bank acquisition and an FDIC-assisted acquisition
   - Anticipate future acquisition opportunities of whole banks or branches, including FDIC-assisted transactions
   - SMBC has a competitive advantage since it is the only publicly traded banking institution headquartered in southeastern Missouri and northeastern Arkansas

4) **Emphasis on Core Deposits**
   - Positioned as an alternative solution for customers between small community banks and larger regional banks
   - Offer a broad range of products and services while stressing personalized and efficient customer service
   - Provide customers with immediate access to senior management, Community Bank Presidents and decision-makers that have local market knowledge
   - Proven success at attracting and retaining lower cost core deposits

5) **Experienced Management Team and Dedicated Board**
   - Management and board of directors combine extensive experience in growing a community bank franchise on a profitable and sound basis
   - Management team has an established track record integrating bank / product line acquisitions in the target market
   - Management team and Board of Directors collectively own 17.5% of the outstanding shares of the Company and intend to participate in this offering

6) **Commitment to Technology to Attract and Maintain Customer Relationships**
   - Invested in and utilize technology to compete with larger regional and money center banks operating in the area
   - Systems and infrastructure have been recently updated to prepare for the future growth of the Company

(1) Financial data as of or for the three months ended September 30, 2011 annualized

Summary Statistics – September 30, 2011

Assets:	$718.5 Million
Net Loans:	$564.1 Million
Deposits:	$578.8 Million
Tangible Common Equity[1]:	$47.2 Million
Tangible Book Value Per Share[1]:	$22.50
Shares Outstanding (as of 9/30/11):	2,099,976
SBLF Funding:	$20.0 Million
Headquarters:	Poplar Bluff, MO
Branches:	17 (11 in Missouri; 6 in Arkansas)
Market Capitalization (as of 11/3/11):	$48.8 Million
Insider Ownership:	17.5%

Notes: Data at September 30, 2011 unless otherwise noted
(1) See Appendix for a reconciliation of non-GAAP financial measures

Company Overview

- Southern Missouri Bancorp, Inc. is a growth oriented commercial bank headquartered in Poplar Bluff, Missouri
  - ✓ $718 million in assets with 17 banking offices in Missouri and Northeast Arkansas
  - ✓ Positioned as an alternative solution between small community banks and super-regional/money center banks
  - ✓ Growth oriented culture based on relationship banking
  - ✓ Community Bank Presidents provide customers with immediate access to senior management/decision-makers with local market knowledge
  - ✓ Expanded franchise into Northeast Arkansas through acquisition of:
    - First Southern Bank (FDIC-assisted, completed December 2010)
    - Southern Bank of Commerce (completed July 2009)
  - ✓ Opened LPO in the attractive Springfield, Missouri market in September 2010 with experienced market leader, David Tooley
    - Converted to full service depository branch in August 2011
  - ✓ Opened LPO in the attractive Little Rock, Arkansas market in March 2011
  - ✓ Quickly becoming a leading community bank in the Southeast Missouri and Northeast Arkansas market areas

Notes: Data at September 30, 2011 unless otherwise noted

Branch Franchise & Market Characteristics

- Key business strategy is to grow the "Southern Bank" franchise organically and through acquisitions in southern Missouri, northeastern Arkansas and adjacent markets with attractive opportunities

As of June 30,	Total Branches	Bank Deposits ($M)	Incremental Change ($M)	Branch Growth Mechanism
2005	8	$227.2	$14.2	
2006	9	$259.1	$31.9	Sikeston, MO branch opening
2007	9	$272.0	$12.9	
2008	9	$293.6	$21.6	
2009	10	$313.6	$20.0	Matthews, MO branch opening (Sikeston area)
2010	14	$427.4	$113.8	Southern Bank of Commerce acquisition
2011	16[1]	$561.0	$133.6	First Southern Bank acquisition
2005-2011 CAGR		**16.3%**		


Banking Office
Loan Production Office
MISSOURI
St. Louis, MO
Springfield
Van Buren
Dexter
Sikeston
Poplar Bluff(3)
Doniphan
Qulin
Matthews
Kennett
Paragould
Batesville
Brookland
Jonesboro
Leachville
Searcy
Memphis, TN
Little Rock
ARKANSAS

(1) Converted Springfield, MO LPO into a branch August 20, 2011, bringing total branches to 17
Source: FDIC Summary Deposit data

Deposit Market Share[1]

				2011		2010	
Rank	Parent Company Name	City, State	Branches	Deposits ($000)	Market Share (%)	Deposits ($000)	Market Share (%)
1	Liberty Bancshares Inc	Jonesboro, AR	16	1,077,603	12.9	1,006,463	12.6
2	First Security Bancorp	Searcy, AR	14	731,384	8.8	650,991	8.1
3	Southern Missouri Bancorp Inc.	Poplar Bluff, MO	16	560,967	6.7	427,354	5.3
4	Regions Financial Corp.	Birmingham, AL	16	559,633	6.7	585,633	7.3
5	First Community Bancshares Inc.	Batesville, AR	7	453,212	5.4	445,711	5.6
6	First Paragould Bankshares Inc.	Paragould, AR	6	416,077	5.0	391,477	4.9
7	Simmons First National Corp.	Pine Bluff, AR	8	352,392	4.2	353,394	4.4
8	Citizens Bancshares of Batesville Inc.	Batesville, AR	7	349,380	4.2	361,556	4.5
9	Security State Bancshares Inc.	Charleston, MO	8	278,413	3.3	273,803	3.4
10	BancorpSouth Inc.	Tupelo, MS	9	218,208	2.6	230,018	2.9
11	Poplar Bluff Banc Co.	Poplar Bluff, MO	5	211,487	2.5	209,034	2.6
12	IBERIABANK Corp.	Lafayette, LA	7	200,313	2.4	203,794	2.5
13	Southern Bancorp Inc.	Arkadelphia, AR	8	197,334	2.4	218,615	2.7
14	Bootheel Bancorp Inc.	Poplar Bluff, MO	5	192,318	2.3	185,395	2.3
15	First National Security Co.	Hot Springs, AR	8	180,716	2.2	205,448	2.6
16	Sterling Bancshares Inc.	Poplar Bluff, MO	2	173,650	2.1	136,342	1.7
17	Farmers Bancorp Inc.	Blytheville, AR	5	166,636	2.0	139,486	1.7
18	Bank of America Corp.	Charlotte, NC	4	160,974	1.9	129,573	1.6
19	Miles Bancshares Inc.	Advance, MO	4	156,422	1.9	142,635	1.8
20	Midwest BanCorp. Inc.	Poplar Bluff, MO	4	138,952	1.7	144,918	1.8
	Top 20		159	6,776,071	81.2	6,441,640	80.6
	All Others		70	1,565,710	18.8	1,553,681	19.4
	Total		**229**	**8,341,781**	**100.0**	**7,995,321**	**100.0**

Notes: FDIC Deposit Market Share Data as of June 30, 2011
(1) Southeast Missouri and Northeast Arkansas include the following counties: Butler, MO; Independence, AR; Dunklin, MO; Stoddard, MO; Greene, AR; Craighead, AR; White, AR; Ripley, MO; New Madrid, MO; Carter, MO; Mississippi, AR; does not include data for the Springfield, MO branch as it was opened August 20, 2011
Source: SNL Financial, FDIC

Recent Acquisitions

Southern Bank of Commerce

- Strategic Matters:
  - Entry acquisition into demographically-attractive northeastern Arkansas
  - Jonesboro and Paragould markets have combined deposits of approximately $3 billion
  - Purchase price = $600,000.00
- Financial Matters:
  - Purchase Price / Stated Tangible Book Value: 38.3%
- Business Matters:
  - Additional 4 banking offices in Arkansas
  - 24 additional employees
  - Closed: 07/17/09
- Balance Sheet Highlights:

Total Assets:	$30.3 million
Total Loans:	$16.2 million
Total Deposits:	$29.3 million


SMBC
Southern Bank of Commerce

First Southern Bank (FDIC Assisted)

- Strategic Matters:
  - Access to demographically-attractive Batesville and Searcy markets
  - Acquisition excluded all brokered deposits
  - Excluded securities portfolio which contained fraud and led to the failure of the bank
- Financial Matters:
  - No loss sharing
  - Discount bid of $17.5 million (loans $9.8 million)
  - Bargain purchase gain of $7.0 million
- Business Matters:
  - Additional 2 banking offices in Arkansas
  - 20 additional employees
  - Closed: 12/17/10
- Balance Sheet Highlights:

Total Assets:	$144.6 million
Total Loans:	$124.4 million
Total Deposits:	$130.3 million


SMBC
First Southern Bank
Memphis

Source: SNL Financial; company documents

Proven Acquiror

- Continually analyzing opportunities for franchise growth and expansion
- Disciplined approach in structuring and valuation

- Strategic Goals:
  - ✓ Culturally and philosophically similar
  - ✓ Attractive deposit mix
  - ✓ Credit quality
  - ✓ Augment management team
  - ✓ In-market and contiguous markets

- Financial Goals:
  - ✓ EPS accretion / dilution
  - ✓ TBV accretion / dilution
  - ✓ Capital levels
    - Regulatory
    - TCE / TA

Comparison to Peers

	SMBC	Regional Peers [1]	Nationwide Peers [2]
Compound Annual Growth Rates:	*09/30/11*	*06/30/11*	*06/30/11*
From June 30, 2006			
Asset Growth	14.6%	6.2%	7.3%
Gross Loan Growth	14.3%	5.1%	5.6%
Deposit Growth	16.6%	6.9%	8.3%
Diluted Earnings per Share Growth	29.6%	(2.0%)	(4.4%)
Tangible Book Value per Share Growth	14.9%	(3.6%)	(0.7%)
Key Ratios and Financial Performance Metrics:			
annualized for the quarter noted			
Return on Average Assets	1.62%	(0.16%)	0.23%
Return on Average Common Equity	22.0%	(7.6%)	4.0%
Net Interest Margin	4.42%	3.58%	3.82%
Non-Interest Expense / Average Assets	2.15%	3.46%	3.49%
Total Nonperforming Assets / Total Assets[3]	0.28%	3.72%	4.00%
Allowance for Loan Losses / Gross Loans	1.18%	2.16%	2.10%
Tangible Common Equity / Tangible Assets	6.58%	7.41%	8.29%

Notes: See Appendix for a reconciliation of non-GAAP financial measures

(1) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion

(2)Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million

(3)Nonperforming assets calculated as non-accrual loans, plus loans past due 90 days or more and still accruing, plus other real estate owned; SMBC NPAs include repossessed personal property of $48,000 and non-performing investments of $125,000 at June 30, 2011

Components of Net Income

Net Income Available to Common



$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
Dollars in thousands
$2,928
$3,613
$289
$3,546
$510
$4,115
$512
$4,100
$6,858
$230
$2,620
2007
2008
2009
2010
2011 1
9/30/2011
Net Income Available to Common
Bargain Purchase Gain, net of Tax and Transaction Expenses
Preferred Dividends and Redemption Charge

(1) Net Income Available to Common excluding Bargain Purchase Gain and transaction expenses related to acquisition, net of tax

Strong Margin and Expense Control

Net Interest Income & NIM



Net Interest Income
Net Interest Margin
Dollars in thousands
$25,000
$20,000
$15,000
$10,000
$5,000
$0
4.75%
4.50%
4.25%
4.00%
3.75%
3.50%
3.25%
3.00%
2.75%
2.50%
2.90%
3.17%
3.37%
3.27%
3.92%
4.42%
$9,929
$11,780
$14,097
$16,316
$23,763
$7,478
2007
2008
2009
2010
2011
Q1 2012

Efficiency Ratio & Non-Interest Expense / Average Assets



Efficiency Ratio
Non-Interest Exp. / Avg. Assets
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
2.40%
2.35%
2.30%
2.25%
2.20%
2.15%
2.10%
2.05%
2.00%
1.95%
1.90%
2.05%
2.05%
2.07%
2.35%
2.28%
2.15%
72.3%
75.6%
61.2%
56.9%
57.4%
63.6%
42.2%
44.0%
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers¹
Regional Peers²

Notes: Nationwide Peers and Regional Peers Efficiency Ratio represents average of respective group for the LTM ending June 30, 2011
(1) Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million
(2) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion
Source: SNL Financial; company documents

Profitability and Earnings History

ROAA



2.0%
1.6%
1.2%
0.8%
0.4%
0.0%
0.80%
0.92%
0.87%
0.88%
1.81%
1.62%
2007
2008
2009
2010
2011
Q1 2012

ROACE



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
10.5%
12.1%
11.3%
11.9%
27.1%
22.0%
2007
2008
2009
2010
2011
Q1 2012

Historical Core EPS and Diluted EPS



Core EPS
Diluted EPS
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$1.29 $1.29
$1.63 $1.63
$1.96 $1.67
$1.95 $1.95
$3.20 $5.12
$1.21 $1.21
2007
2008
2009
2010
2011
Q1 2012

Notes: For fiscal year ended June 30 of each year, except Q1 2012 which represents the three months ended September 30, 2011
ROAA and ROACE and the three months ended September 30, 2011 are annualized
See Appendix for a reconciliation of non-GAAP financial measures

Quality Deposit Base

September 30, 2011
$578.8 million



Certificates of Deposit < $100,000 22.3%
Noninterest-bearing 5.9%
NOW 28.7%
Money Market 2.8%
Savings 16.6%
Certificates of Deposit > $100,000 23.7%

- Bank has worked to promote transaction accounts with "sticky" features
- "Rewards" checking product under "Kasasa" branding pays above market rate on first $15,000 if rewards conditions met (e-statement, debit card use, etc.).
- Less focus on CDs and savings accounts in recent years - growth in those categories result of acquisitions



Total Deposits
$600
$550
$500
$450
$400
$350
$300
$250
$200
Dollars in millions
$270
$292
$312
$423
$560
$579
CAGR: 19.6%
2007
2008
2009
2010
2011
Q1 2012

	2007	2008	2009	2010	2011	Q1 2012
Growth Rate Since Prior Fiscal Year End	--	8.2%	6.7%	35.6%	32.4%	3.3%

Note: Deposit data as of June 30 fiscal year end, except Q1 2012 which is at September 30, 2011

Historical Loan Portfolio Overview

Robust growth through strong customer relationships

(Dollar values in milions)

	At Fiscal Year Ended June 30,						
	2007	2008	2009	2010	2011	09/30/11	'07 - Q1 12 CAGR
Residential Real Estate	$135.3	$149.3	$155.5	$158.5	$199.9	$196.8	9.2%
Commercial Real Estate	68.6	70.9	75.8	93.2	143.6	147.3	19.7%
Agricultural Real Estate	9.2	14.9	21.4	28.3	41.6	41.6	42.6%
Construction Real Estate	8.0	13.9	23.5	28.0	29.9	21.9	26.7%
Commercial Business	60.1	58.9	61.6	61.6	81.0	83.4	8.0%
Agricultural Operating and Equipment	15.9	22.7	27.5	35.9	45.3	55.8	34.4%
Consumer Loans and Other	19.4	21.5	23.1	26.3	30.0	29.8	10.6%
Gross Loan Portfolio	$316.5	$352.1	$388.4	$431.8	$571.3	$576.6	15.2%
Less:							
Undisbursed loans in Process	$1.9	$5.7	$15.5	$8.7	$8.3	$5.8	
Deferred Fees and Discounts	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	
Allowance for Loan Losses	2.4	3.2	4.0	4.5	6.4	6.8	
Net Loans	$312.3	$343.3	$369.0	$418.7	$556.7	$564.1	
Gross Loan Growth since Prior Period	**9.7%**	**11.2%**	**10.3%**	**11.2%**	**32.3%**	**0.9%**	

Loan Portfolio Composition by Type

June 30, 2007
$316.5 million



Consumer and Other 6.1%
Agricultural Operating & Equip. 5.0%
Commercial Business 19.0%
Construction RE 2.5%
Agricultural RE 2.9%
Commercial RE 21.7%
Residential RE 42.7%

September 30, 2011
$576.6 million



Consumer and Other 5.2%
Agricultural Operating & Equip. 9.7%
Commercial Business 14.4%
Construction RE 3.8%
Agricultural RE 7.3%
Commercial RE 25.5%
Residential RE 34.1%

Growth of $260M

Asset Quality Trends



Nonperforming Assets / Assets
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers, 4.00%
Regional Peers, 3.72%
SMBC, 0.28%

Note: As of June 30 of each year, except Q1 2012 which is at September 30, 2011
Nonperforming assets calculated as non-accrual loans, plus loans past due 90 days or more and still accruing, plus other real estate owned; SMBC NPAs include repossessed personal property of $48,000 and non-performing investments of $125,000 at June 30, 2011
(1) Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million
(2) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion
Source: SNL Financial

Strong Credit Quality Performance


NPLs/Loans
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
0.01%
0.00%
0.22%
0.08%
0.13%
0.11%
5.40%
5.10%
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers¹
Regional Peers²


Reserves/Gross Loans
2.40%
2.00%
1.60%
1.20%
0.80%
0.40%
0.00%
0.76%
0.92%
1.07%
1.06%
1.14%
1.18%
2.10%
2.16%
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers¹
Regional Peers²


Reserves/NPAs³
400%
350%
300%
250%
200%
150%
100%
50%
0%
1,594%
4,704%
291%
220%
271%
331%
61%
75%
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers¹
Regional Peers²


LTM NCOs/Avg. Loans
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
(0.25%)
0.04%
(0.03%)
0.10%
0.10%
0.09%
0.11%
1.19%
1.30%
2007
2008
2009
2010
2011
Q1 2012
Nationwide Peers¹
Regional Peers²

Notes: At or for fiscal year ended June 30 of each year, except Q1 2012 which is at September 30, 2011
Nationwide Peers and Regional Peers represents average of respective group as of June 30, 2011
(1) Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million
(2) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion
(3) Nonperforming assets calculated as non-accrual loans, plus loans past due 90 days or more and still accruing, plus other real estate owned; SMBC NPAs include repossessed personal property of $48,000 and non-performing investments of $125,000 at June 30, 2011
Source: SNL Financial

Tangible Book Value per Share



$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
CAGR 15.8%
$12.06
$13.11
$14.90
$16.62
$21.19
$22.50
2007
2008
2009
2010
2011
Q1 2012

Notes: June 30 fiscal year end, except Q1 2012 which is at September 30, 2011
See appendix for a reconciliation of non-GAAP financial measures

Attractive Valuation

Price/EPS[1]



14.0x
13.0x
12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
10.9x
9.8x
9.9x
11.6x
10.7x
4.8x
10.1x
12.9x
All Companies Nationwide
With Assets $500 Million to $1 Billion
Headquartered in the Midwest
With NPAs/Assets Below 1%
With ROAA Greater Than 1.50%
SMBC
Nationwide Peers[2]
Regional Peers[3]

Notes: Market data as of November 3, 2011
(1) EPS calculated as 2012Q1 EPS annualized for SMBC and 2011Q2 EPS annualized for peers
(2) Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million
(3) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion
Source: SNL Financial

Attractive Valuation

One Year Price/TBV



SMBC
Nationwide Peers¹
Regional Peers²
150%
140%
130%
120%
110%
100%
90%
80%
11/10
01/11
03/11
05/11
07/11
09/11
11/11
110%
103%
93%

Notes: Market data as of November 3, 2011
(1) Nationwide Peers includes publicly-traded nationwide commercial banks and thrifts with assets between $600 million and $750 million
(2) Regional Peers includes publicly-traded commercial banks and thrifts headquartered in AR, IA, IL, KS, KY, MO, NE, OK or TN with assets between $100 million and $1.0 billion
Source: SNL Financial

Attractive Valuation

Three Year Historical Stock Price and Volume



SMBC ($)
SMBC-Vol
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
11/3/08
5/3/09
11/3/09
5/3/10
11/3/10
5/3/11
11/3/11
Registration Statement filed May 9, 2011

Premium / (Discount) to Volume Weighted Average Historical Prices

	Base	Premium/ (Discount) (%)
Current Market Price	*$23.25*	--
VWAP		
5 Days	$22.11	(4.9%)
10 Days	$22.75	(2.2%)
3 Month	$21.84	(6.1%)
6 Month	$21.40	(8.0%)

Note: Market data as of November 3, 2011
Source: SNL Financial

Dividend History

Common Dividends per Share and Dividend Yield



$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
4.82%
3.20%
2.58%
2.41%
2.31%
2.33%
$0.12¹
$0.36
$0.40
$0.48
$0.48
$0.48
$0.12
2007
2008
2009
2010
2011
Q1 2012

Notes: At fiscal year end June 30 of each year, except Q1 2012 which is at September 30, 2011
(1) $0.12 dividend announced on October 18, 2011 with pay date of November 30, 2011
Source: SNL Financial

Pro Forma Capital Ratios



20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
6.58%
9.28%
10.47%
13.10%
13.87%
17.74%
15.13%
18.99%
TCE/TA
Leverage Ratio
Tier 1 Capital/Total Risk-Based Assets
Total Capital/Total Risk-Based Assets
9/30/2011
Pro Forma 1

Note: See appendix for a reconciliation of non-GAAP financial measures
(1) Assumes net proceeds of $21.29 million are invested in short term investments with a 20% risk weighting

Looking Forward

- **Continued emphasis on credit quality**

- **Focus on acquisitions and organic growth**
  - ✓ Take advantage of dislocation in market
  - ✓ Increase Southern Missouri and Northern Arkansas footprint -- including Springfield
  - ✓ Focus on relationships to increase customer penetration
  - ✓ Leverage its existing infrastructure to capitalize on opportunities in its markets

- **Profitability**
  - ✓ Continued focus on net interest margin
  - ✓ Continued diligent expense control
  - ✓ TARP coupon of 5% exchanged for lower SBLF coupon as follows
    - 2.82% for the quarter ended September 30, 2011
    - 2.43% for the quarter ended December 31, 2011

- **Continue to be offensive and forward-thinking at a time when many competitors are forced to operate in a defensive and reactionary manner**

Appendix

Historical Balance Sheet

Dollars in thousands

	Fiscal Year Ended June 30,					Three Months Ended
	2007	2008	2009	2010	2011	09/30/11
Assets						
Cash, equivalents, and time deposits	$7,331	$8,022	$8,074	$34,472	$34,688	$55,633
AFS securities and membership stock	37,955	43,239	64,770	70,170	66,415	67,772
Cash, securities, and membership stock	45,286	51,261	72,844	104,642	101,103	123,405
Gross loans	314,601	346,637	372,986	423,192	563,014	570,845
Allowance for loan losses	2,359	3,199	3,993	4,509	6,438	6,752
Net loans	312,242	343,438	368,993	418,683	556,576	564,093
Other real estate owned	111	38	313	1,501	1,515	1,260
Intangibles, net	2,093	1,838	1,583	1,604	1,875	1,770
Servicing rights	0	0	0	0	0	0
Other assets	20,374	21,613	22,601	25,654	27,131	27,926
Total assets	$380,106	$418,188	$466,334	$552,084	$688,200	$718,454
Liabilities						
Deposits	$270,088	$292,257	$311,955	$422,893	$560,151	$578,828
FHLB borrowings	54,000	64,050	78,750	43,500	33,500	33,500
Repurchase agreements	17,758	21,804	23,748	30,369	25,230	25,375
Other liabilities	2,329	2,388	2,656	2,456	6,370	4,587
Subordinated debt	7,217	7,217	7,217	7,217	7,217	7,217
Total liabilities	$351,392	$387,716	$424,326	$506,435	$632,468	$649,507
Equity						
Preferred equity - TARP	$0	$0	$9,389	$9,421	$9,456	$0
Preferred equity - SBLF	0	0	0	0	0	20,000
Common equity	28,714	30,472	32,619	36,228	46,276	48,947
Total equity	$28,714	$30,472	$42,008	$45,649	$55,732	$68,947
Total liabilities and equity	$380,106	$418,188	$466,334	$552,084	$688,200	$718,454

Historical Income Statement

Dollars in thousands

	Fiscal Year Ended June 30,					Three Months Ended
	2007	2008	2009	2010	2011	09/30/11
Interest income	$23,550	$25,327	$25,301	$27,541	$35,048	$10,214
Interest expense	13,621	13,547	11,204	11,225	11,285	2,736
Net interest income	9,929	11,780	14,097	16,316	23,763	7,478
Loan loss provision	633	723	1,151	925	2,385	517
Service charges on deposits	1,140	1,258	1,223	1,361	1,538	371
Loan late charges	124	142	155	214	232	59
BOLI revenue	263	291	274	273	278	72
Other noninterest income	680	715	847	1,246	1,457	614
Other-than-temporary impairment of securities	0	0	(679)	0	0	0
Gain on sale of securities	0	6	0	0	0	0
Bargain purchase gain on acquisition	0	0	0	0	6,997	0
Total noninterest income	2,207	2,412	1,820	3,094	10,502	1,116
Compensation and benefits	4,007	4,429	4,800	6,291	7,987	2,252
Occupancy and equipment	1,433	1,526	1,529	1,870	2,242	582
Marketing expense	224	176	217	252	262	87
Professional fees	246	223	311	306	530	98
Amortization of intangibles	255	255	255	289	355	104
Other noninterest expense	1,265	1,472	2,022	3,341	3,083	660
Total noninterest expense	7,430	8,081	9,134	12,349	14,459	3,783
Net income before taxes	4,073	5,388	5,632	6,136	17,421	4,294
Income taxes	1,145	1,775	1,797	1,511	5,951	1,444
Net income	2,928	3,613	3,835	4,625	11,470	2,850
Charge for early redemption of preferred stock	0	0	0	0	0	94
Preferred dividends	0	0	289	510	512	136
Net income available to common	$2,928	$3,613	$3,546	$4,115	$10,958	$2,620
Diluted earnings per share	$1.29	$1.63	$1.67	$1.95	$5.12	$1.21
Core earnings per share	$1.29	$1.63	$1.96	$1.95	$3.20	$1.21

Investment Securities Portfolio

(Dollar values in thousands)

Security Type	September 30, 2011 Amortized Cost	Gross Unrealized Gain	Gross Unrealized Losses	Estimated Fair Value	Amrt. Cost % of Total Securities
US Government Agency Securities	$14,011	$53	($2)	$14,063	22.08%
Mortgage Backed Securites - GSEs	21,418	959	0	22,377	33.76%
Municipal Bonds	26,227	1,265	(3)	27,489	41.34%
Other Securities	1,789	9	(1,042)	756	2.82%
Total Securities	$63,444	$2,286	($1,047)	$64,684	100.00%

(Dollar values in thousands)

Security Type	June 30, 2011 Amortized Cost	Gross Unrealized Gain	Gross Unrealized Losses	Estimated Fair Value	Amrt. Cost % of Total Securities
US Government Agency Securities	$12,991	$29	($44)	$12,976	20.79%
Mortgage Backed Securites - GSEs	23,490	1,045	0	24,536	37.58%
Municipal Bonds	24,232	817	(68)	24,981	38.77%
Other Securities	1,786	19	(970)	834	2.86%
Total Securities	$62,500	$1,910	($1,082)	$63,327	100.00%

- Agencies
  - Full amount is callable and most securities have step-up coupons
  - Estimated weighted-average duration at 9/30/11 is 3.0 months
  - Weighted-average yield is 2.13%
- Mortgage-backed Securities and CMOs
  - Last purchase of MBS/CMO security was December 2008
  - Estimated weighted-average duration at 9/30/11 is 1.6 years
  - Majority of portfolio is fixed rate with an average coupon of 5.25%
  - Average MBS book value is 100.2, average market value at 9/30/11 is 104.7
- Municipals
  - Concentrated in rated GO paper, most of which is in Missouri and enhanced by Missouri's Direct Deposit of State Aid program
  - Estimated weighted-average duration at 9/30/11 is 4.1 years
  - Average municipal book value is 102.9, average market value at 9/30/11 is 107.9
- Other
  - Four pooled trust preferred issuances with aggregate book value of $1.5 million
  - Impairment on one issue of pooled trust preferred with a current book value of $125,000 (took $375,000 impairment charge in fiscal year 2009)
  - No OTTI indicated on remaining book value of $1.4 million (fair value of $451,000)
  - Cash flows estimated quarterly based on Company review of underlying issuers

Source: Company Documents

Asset Quality Trends

- No significant credit issues throughout the economic downturn
- Credit performance has been superior to peers
- Loan portfolio has grown by 81% over period shown
- FDIC-assisted acquisition of First Southern did not have significant credit problems, but fraud in securities portfolio

	Loans					Other		Total				
Quarter	Gross	Performing TDRs	Nonaccruals	90+ Past Due	OREO	Repossessed Assets	Non-performing Investments	Nonperforming Assets	NPAs / Assets	Quarterly NCOs	Loan Loss Reserves	Reserves / Loans
06/30/07	314,601	$0	$2	$24	$111	$11	$0	$148	0.04%	$31	$2,359	0.75%
09/30/07	321,920	0	44	0	86	17	0	147	0.04%	28	2,619	0.81%
12/31/07	322,524	0	58	0	86	31	0	175	0.04%	(142)	2,852	0.88%
03/31/08	334,185	0	0	25	38	19	0	82	0.02%	7	3,195	0.96%
06/30/08	346,637	0	0	6	38	24	0	68	0.02%	18	3,199	0.92%
09/30/08	354,715	0	319	0	115	88	0	522	0.12%	217	3,751	1.06%
12/31/08	355,153	0	162	22	168	111	0	463	0.10%	51	3,901	1.10%
03/31/09	362,720	0	202	0	148	215	125	690	0.15%	27	4,283	1.18%
06/30/09	372,986	0	659	137	313	137	125	1,371	0.29%	63	3,993	1.07%
09/30/09	409,802	0	1,234	293	1,032	148	125	2,832	0.55%	31	4,610	1.12%
12/31/09	406,775	0	1,228	60	1,351	104	125	2,868	0.54%	162	4,270	1.05%
03/31/10	400,974	0	554	211	1,342	90	125	2,322	0.43%	66	4,300	1.07%
06/30/10	423,192	0	238	94	1,501	90	125	2,048	0.37%	150	4,509	1.06%
09/30/10	440,820	0	150	96	1,305	101	125	1,777	0.31%	55	5,096	1.16%
12/31/10	565,116	0	489	270	1,177	78	125	2,139	0.31%	70	5,300	0.94%
03/31/11	557,955	0	513	201	1,373	63	125	2,275	0.32%	85	6,411	1.15%
06/30/11	563,014	0	263	438	1,515	34	125	2,375	0.35%	246	6,438	1.14%
09/30/11	570,845	2,123[1]	585	19	1,260	47	125	2,036	0.28%	203	6,752	1.18%

(1) At September 30, 2011, the $2.1 million in TDRs have complied with the modified terms for a reasonable period of time and are therefore considered by the Company to be an accrual status loan

Agriculture Lending

Dollars in thousands

	Number of Loans	Balance
Agriculture Real Estate		
includes row crop ground, pasture ground and timberland		
By Type		
Timberland Secured	24	$3,537
Farm Ground/Ag Related Secured	199	38,019
Total	**223**	**$41,556**
By Amount		
$0-$249,999	177	$13,113
$250,000-$499,999	25	8,680
$500,000-$749,999	6	3,433
$750,000-$999,999	8	6,484
$1,000,000 +	7	9,846
Loans Greater than $1 million		
Timberland Secured	1	$1,083
Farm Ground	3	4,034
Ag Related	3	4,729

	Number of Loans	Balance
Agriculture		
for the purpose of crop/livestock production, farm equipment purchase or refinance and other purposes such as purchase commodity for resale		
By Type		
Crop Production Purpose	228	$44,710
Equipment Purpose	146	5,830
Livestock Purpose	46	1,242
Other Purpose [1]	5	4,014
Total	**425**	**$55,796**
By Amount		
$0-$249,999	362	$18,149
$250,000-$499,999	37	13,464
$500,000-$749,999	16	9,975
$750,000-$999,999	1	763
$1,000,000 +	9	13,446
Loans Greater than $1 million		
Crop Production Purpose	7	$10,607
Other	2	2,839

(1)Other includes loans to purchase or resell grain, gins or grain bin operators
Source: Company Documents

Core Earnings

Dollars in thousands

	Fiscal Year Ended June 30,					Three Months Ended
	2007	2008	2009	2010	2011	09/30/11
Net Income	$2,928	$3,613	$3,835	$4,625	$11,470	$2,850
Less: Preferred dividend and redemption charge	0	0	289	510	512	230
Net income available to common	2,928	3,613	3,546	4,115	10,958	2,620
Non-core (income) and expense items:						
Bargain purchase gain on acquisition	0	0	0	0	(6,997)	0
Other-than-temporary impairment	0	0	679	0	0	0
FDIC one-time assessment	0	0	210	0	0	0
Acquisition expenses	0	0	109	0	437	0
Total non-core (income) and expense items	0	0	998	0	(6,560)	0
Income tax effect of non-core items	0	0	(374)	0	2,460	0
After-tax impact of non-core (income) and expense items	0	0	624	0	(4,100)	0
Core income available to common	2,928	3,613	4,170	4,115	6,858	2,620
Impact of non-core items on diluted earnings per share	$0.00	$0.00	$0.29	$0.00	($1.92)	$0.00
Core earnings per share	$1.29	$1.63	$1.96	$1.95	$3.20	$1.21
Share Information:						
Average basic shares	2,225,658	2,199,928	2,123,144	2,083,458	2,088,833	2,096,000
Average diluted shares	2,264,236	2,212,132	2,124,369	2,105,292	2,141,091	2,167,000

Note: See "Non-GAAP Financial Measures"

Non-GAAP Financial Measures

Core earnings, core earnings per share, tangible common equity, tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures derived from GAAP-based amounts. These non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. We calculate core earnings and core earnings per share by excluding from other income the bargain purchase gain resulting from the FDIC-assisted acquisition we completed in fiscal 2011 and the other than temporary impairment charge we incurred in fiscal 2009, and excluding from other expense the one-time deposit insurance assessment imposed by the FDIC in fiscal 2010 and the integration and acquisition expenses we incurred during fiscal 2009 and 2011 from the acquisitions we completed during those years. We believe that core earnings and core earnings per share are useful in assessing our core operating performance, particularly when comparing periods and in comparing our operating performance to the operating performance of our industry peers. Reconciliations of the non-GAAP measures of core earnings and core earnings per share to the GAAP measures of net income and net income per share are provided in the table on the preceding page under "Core Earnings."

We calculate tangible common equity by excluding the balance of intangible assets from common stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by adjusted common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholder's equity by adjusted common shares outstanding. We calculate tangible common equity to tangible assets by dividing tangible common equity by tangible assets. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. A reconciliation of the non-GAAP measures of tangible assets, tangible common equity and tangible book value per share to the GAAP measures of common stockholder's equity and book value per share is set forth below.

Dollars in thousands	At June 30,					At
	2007	2008	2009	2010	2011	09/30/11
Total Assets	$380,106	$418,188	$466,334	$552,084	$688,200	$718,454
Less: Intangible Assets	2,093	1,838	1,583	1,604	1,875	1,770
Tangible Assets	378,013	416,350	464,751	550,480	686,325	716,684
Common Stockholders' Equity	$28,714	$30,472	$32,619	$36,228	$46,276	$48,947
Less: Intangible Assets	2,093	1,838	1,583	1,604	1,875	1,770
Tangible Common Equity	26,621	28,634	31,036	34,624	44,401	47,177
Book Value per Share	$13.01	$13.95	$15.66	$17.39	$22.08	$23.35
Less: Intangible Assets per Share	$0.95	$0.84	$0.76	$0.77	$0.89	$0.84
Tangible Book Value per Share	$12.06	$13.11	$14.90	$16.62	$21.19	$22.50
Tangible Common Equity / Tangible Assets	7.04%	6.88%	6.68%	6.29%	6.47%	6.58%
Share Information						
Common Shares Outstanding (actual)	2,213,976	2,190,833	2,087,976	2,087,976	2,098,976	2,099,976
MRP Stock Reserved [1]	(7,435)	(6,086)	(4,855)	(4,236)	(3,536)	(3,411)
Adjusted Shares Outstanding	2,206,541	2,184,747	2,083,121	2,083,740	2,095,440	2,096,565

(1) Number of shares of Management Recognition Plan stock reserved and unawarded or unvested